Exhibit 107

Calculation of Filing Fee Table

Form F-4

(Form Type)

Vitru Brasil Empreendimentos, Participações e Comércio S.A.

(Exact Name of Registrant as Specified in its

Charter)

Vitru Brazil Ventures, Holdings and Trade Inc.

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (4)	Fee Rate(5)	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value, represented by American depositary shares, or “ADSs”	457(c)	8,232,983	U.S.$16.28	U.S.$134,032,963.24	0.0001102	U.S.$14,770.43
	Total Offering Amounts					U.S.$134,032,963.24		U.S.$14,770.43
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							U.S.$14,770.43

(1)	The securities being offered hereby may be issued in the form of American Depositary Shares of the registrant, referred to as Vitru Brazil ADSs. Each Vitru Brazil ADS represents one common share, no par value, of Vitru Brasil Empreendimentos, Participações e Comércio S.A., referred to as Vitru Brazil Shares. The Vitru Brazil ADSs will be issuable upon deposit of Vitru Brazil Shares with , acting as the depositary and will be registered under a registration statement on Form F-6 (Registration No. 333- ).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Vitru Brazil Shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Represents the maximum number of the registrant’s common shares estimated to be issuable upon completion of the transaction described in the prospectus contained herein but does not include any Vitru Brazil Shares to be issued to certain existing shareholders of Vitru Cayman that are not U.S. persons that are being offered pursuant to the exemption provided by Regulation S under the Securities Act or other applicable exemptions and is based upon the product of (a) 8,232,983 common shares of Vitru Limited (“Vitru Cayman Shares”) and (b) one, which is the assumed exchange ratio for the purposes of the initial filing of the registration statement to which this exhibit relates.

(4)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) the product of (x) U.S.$16.28 (the average of the high and low prices of Vitru Cayman Shares as reported on the Nasdaq Global Select Market on September 1, 2023) times (y) the Vitru Cayman Shares.

(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to U.S.$110.20 per U.S.$1,000,000 of the proposed maximum aggregate offering price.